Exhibit 99.1

NEWS BULLETIN
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Old Republic International Corporation
307 North Michigan Avenue, Chicago, IL 60601-5382 312/346-8100
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For Further Information:

AT OLD REPUBLIC:                        AT FINANCIAL RELATIONS BOARD:
A.C. Zucaro                             George Zagoudis
Chairman & CEO                          General Information
(312) 346-8100                          (312) 640-6663
                                        gzagoudis@financialrelationsboard.com

AT FINANCIAL RELATIONS BOARD:           AT FINANCIAL RELATIONS BOARD:
Leslie Loyet                            Tim Grace
Analysts/Investors                      Media Inquiries
(312) 640-6672                          (312) 640-6667
lloyet@financialrelationsboard.com      tgrace@financialrelationsboard.com
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FOR IMMEDIATE RELEASE                                                  ORI: NYSE
THURSDAY, AUGUST 12, 2004


                     OLD REPUBLIC INTERNATIONAL CORPORATION
             APPOINTS CHARLES F. TITTERTON AND DENNIS P. VAN MIEGHEM

                                TO EXPANDED BOARD


                                      * * *

CHICAGO, August 12, 2004 - Old Republic International Corporation (NYSE: ORI) today announced the expansion of its board of directors from thirteen to fifteen members. While Old Republic's long term objective is to reduce gradually the board size, this expansion is now being effected in anticipation that several existing directors will be retiring or not stand for reelection within the next several years. In this light, the addition of two independent board members at this time provides for a beneficial transition period.

Messrs. Charles F. Titterton (62) and Dennis P. Van Mieghem (64) have been appointed to Old Republic's board during a regularly scheduled meeting of its Board of Directors. Charles Titterton, a graduate of Harvard College, holds an MBA degree from New York University. His professional career has encompassed a tour of duty as a U.S. Navy officer, a twenty-five year career with a major banking institution where he ultimately became a senior lending officer specializing in the insurance industry, and a twelve year career with the Standard & Poor's Corporation from which he retired in 2003 as an Insurance Group Director.

Dennis P. Van Mieghem, a graduate of the University of Illinois and a CPA, retired in 1998 as a Partner and Director of the National Insurance Tax Practice of the international accounting firm of KPMG, LLP. During his forty year professional career with that firm, Dennis Van Mieghem served a large number of insurance clients in matters of taxation, acquisitions, and corporate reorganizations. He co-authored the highly regarded book Federal Taxation of Insurance Companies.

In announcing these appointments, Al Zucaro, Old Republic's chairman and chief executive officer, noted that "Both gentlemen bring significant talents and a wealth of long-term experience in the insurance, and financial and professional services fields that should be of great benefit to the governance of the company in the years ahead."


About Old Republic

Chicago-based Old Republic International Corporation is an insurance holding company whose subsidiaries market, underwrite and provide risk management services for a wide variety of coverages in the property and liability, mortgage guaranty, title and life and health insurance fields. One of the nation's 50 largest publicly owned insurance organizations, Old Republic has assets of approximately $10.03 billion and capitalization of $3.79 billion. Its current stock market valuation is approximately $4.14 billion.




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